Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

                  COMMSCOPE ANNOUNCES STRONG THIRD QUARTER 2005
                              OPERATING PERFORMANCE
   o    SALES OF $346 MILLION, UP 12% YOY
   o    OPERATING MARGIN OF NEARLY 10%, EXCLUDING SPECIAL ITEMS
   o    DILUTED EPS OF $0.18
   o    EXCLUDING SPECIAL ITEMS, ADJUSTED EARNINGS OF $0.34; UP 48% YEAR
        OVER YEAR
----------------------------------------------------------------------------

HICKORY, NC -- (OCTOBER 27, 2005) CommScope, Inc. (NYSE: CTV) today announced third quarter results for the period ended September 30, 2005. The Company reported third quarter sales of $345.6 million and net income of $11.5 million, or $0.18 per diluted share. The reported net income includes total after-tax charges of $11.2 million, primarily for equipment impairment related to the previously announced global manufacturing initiatives. Excluding special items highlighted below, adjusted earnings were $22.7 million, or $0.34 per share.

For the third quarter of 2004, CommScope reported sales of $309.1 million and net income of $15.1 million, or $0.23 per diluted share.

"We delivered strong results in the third quarter and believe we are well positioned for future earnings growth," said Frank M. Drendel, CommScope Chairman and Chief Executive Officer. "We managed costs effectively, achieved operating profits in all segments, including the Carrier segment, and expanded overall operating margins. During the quarter, we also announced new cost-reduction initiatives.

"We are optimistic about our longer-term outlook," noted Drendel. "We have industry-leading cable and connectivity solutions, we are executing our cost-reduction plan and we believe the fundamentals of our business are sound. Through the combination of modest revenue growth and effective cost management we believe that we can generate earnings growth of 25%-30% in calendar year 2006."

SALES OVERVIEW
--------------
Sales for the third quarter of 2005 increased 11.8% year over year, primarily driven by improved Carrier and Broadband segment sales and price increases in response to higher raw material costs. Below is a sales summary:

                              THIRD     SECOND     THIRD      % CHANGE
($ IN MILLIONS)              QUARTER   QUARTER    QUARTER     --------
                              2005      2005       2004      YOY    SEQUENTIAL
                              ----      ----       ----      ---    ----------

ENTERPRISE                   $167.9     $173.8     $168.6    -0.4%      -3.4%
BROADBAND                    $122.3     $109.9     $108.3    12.9%      11.3%
CARRIER                       $55.6      $53.7      $32.6    70.6%       3.5%
INTERSEGMENT ELIMINATIONS     ($0.2)     ($0.7)     ($0.4)    n/a        n/a
                              ------     ------     ------    ---        ---
TOTAL COMMSCOPE NET SALES    $345.6     $336.7     $309.1    11.8%       2.6%

Enterprise segment sales were essentially flat year over year at $167.9 million. Third quarter 2005 Enterprise sales reflect increased prices for most cable products and higher year-over-year international sales, which were offset by lower domestic sales. Enterprise sales declined from the second quarter of 2005 primarily due to the anticipated lower sequential sales in Europe.

Broadband segment sales were $122.3 million, up 12.9% year over year and up 11.3% sequentially. Broadband sales increased year over year primarily due to higher prices, stronger international business and sales for construction related to hurricane damage.

Carrier segment sales rose 70.6% year over year to $55.6 million primarily due to strong demand for Integrated Cabinet Solutions (ICS) and Cell Reach(R) wireless products. ICS and Wireless sales more than doubled year over year, while ExchangeMAX(R) sales were essentially flat. The ICS business strengthened due to robust sales to domestic carriers for Digital Subscriber Line (DSL) and fiber-to-the-node (FTTN) applications. CommScope also believes it has increased its competitive position in the wireless market as a result of Cell Reach's outstanding performance, high reliability and ease of installation.

Total international sales rose 20.1% year over year to $112.4 million or approximately 32.5% of total company sales.

Overall external orders booked in the third quarter of 2005 were $368.4 million.

PRICE INCREASES ANNOUNCED
-------------------------
CommScope has informed customers that it intends to increase cable prices on selected products primarily due to the rising cost of petroleum-based materials, as well as the increased cost of copper and other metals. The recent hurricanes in the Southern United States have also affected the supply and cost of certain key plastics.

Prices for selected Broadband cable products will increase 5%-7% with implementation generally beginning in December 2005. In addition, the Company has recently taken other pricing actions to recover the rising cost of raw materials and intends to make additional changes as necessary.

SPECIAL ITEMS
-------------
CommScope's third quarter results reflect certain special charges and benefits, including:

     o A pretax charge of $16.6 million ($10.7 million after tax), primarily for equipment impairment related to the previously announced global manufacturing initiatives. On September 1, 2005, CommScope announced major global manufacturing initiatives designed to enhance the Company's competitive position.

     o A $2.6 million pretax benefit ($1.7 million after tax) related to employee benefit plan changes.

     o A $2.2 million tax charge related to establishing a deferred tax valuation allowance for net operating losses at an international operation.

OTHER HIGHLIGHTS
----------------
     o Gross margin for the third quarter of 2005 rose to 27.4%, up from 26.3% in the second quarter of 2005. Adjusted gross margin for the quarter was 26.9%, excluding a portion of the special employee benefit item noted above. Gross margin in the third quarter of 2004 was 25.2%. Adjusted gross margin improved year over year primarily due to increased sales prices, higher sales volume and ongoing cost reduction, but was somewhat offset by higher material costs.

     o Operating income was $19.9 million, or 5.8% of sales for the third quarter of 2005. Excluding special items, operating income would have been $33.9 million, or 9.8% of sales for the quarter.

     o Total depreciation and amortization expense was $14.9 million for the third quarter of 2005, which included $3.3 million of intangibles amortization and deferred financing fee amortization of $0.6 million.

     o Net cash provided by operating activities in the third quarter of 2005 was $28.7 million. Capital spending for the third quarter of 2005 was $2.9 million.

     o During the third quarter, CommScope announced that its wholly owned subsidiary, Connectivity Solutions Manufacturing, Inc.
          (CSMI), had entered into an agreement to sell real estate consisting of a 580,000-sq. ft. building and 70 acres at the CSMI manufacturing facility in Omaha, NE. The sales price for the building and land is $11 million. CommScope does not expect any material gain or loss related to this transaction. Closing on the sale is expected to occur by August 31, 2006 and is subject to certain closing conditions including appropriate subdivision approval by local government officials. A previously announced contract for the sale of the Omaha warehouse facility for $10.5 million has been terminated. The Company will resume marketing the property, which continues to be classified as held for sale.

     o The Company plans to continue exploring strategic options for the telephone central office cable business, but plans to keep the ExchangeMAX apparatus business.

     o During the quarter, CommScope announced new global manufacturing initiatives that are designed to reduce costs and improve factory utilization. Over the next 18 months, the Company intends to redistribute production among global facilities and improve the efficiency of certain manufacturing processes. CommScope expects annualized pretax savings of approximately $35-$40 million once the initiatives are completed in early 2007. The Company expects to realize $15-$20 million of the pretax savings associated with these initiatives during 2006, primarily in the second half of the year.

FOURTH QUARTER AND 2006 OUTLOOK
-------------------------------
"As we move into the seasonally slower fourth quarter, we anticipate sales of $325-$340 million," said CommScope Executive Vice President and Chief Financial Officer Jearld L. Leonhardt. "We also expect higher raw material costs. As a result, we expect overall operating margin to be approximately 6%-7% for the fourth quarter, excluding special items. We also anticipate pretax charges related to the global manufacturing initiatives totaling $3-$4 million in the fourth quarter. The announced price increases, which are expected to begin in December, should have a more positive effect on results beginning in the first quarter of 2006.

"Overall for calendar year 2005, we expect sales of $1.32-$1.33 billion and operating margin of nearly 7%, excluding special items," noted Leonhardt. "The previous guidance for 2005 was sales of $1.30-$1.35 billion and operating margin of 6.0%-6.5%, excluding special items."

"Looking ahead to 2006, we anticipate sales of $1.40-$1.45 billion, primarily driven by modest volume growth and anticipated price increases," Leonhardt added. "Based on this revenue outlook and our previously announced global manufacturing initiatives, we believe we can expand operating margin to 8.5% or better, excluding special items. The expected benefits of the global manufacturing initiatives should help drive operating margin in the second half of 2006 higher than the first half of the year."

The Company also announced other financial expectations for calendar year
2006:

     o    Effective tax rate of approximately 30%
     o Depreciation and amortization expense of approximately $55-$60 million
     o    Capital spending of approximately $30 million
     o Restructuring costs of approximately $11-$14 million (pretax) to complete the previously announced global manufacturing initiatives.

CONFERENCE CALL INFORMATION
---------------------------
CommScope plans to host a conference call today at 5:00 p.m. (ET) to discuss its third quarter results and outlook. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial +1-415-537-1837. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Presentations page on CommScope's website at http://phx.corporate-ir.net/phoenix.zhtml?c=101146&p=irol-presentations.
-----------------------------------------------------------------------

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial +1-402-977-9140 for the replay. The replay ID is 21265125. The replay will be available through Thursday, November 3. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's website.

ABOUT COMMSCOPE
CommScope (NYSE: CTV - http://www.commscope.com) is a world leader in the design and manufacture of "last mile" cable and connectivity solutions for communication networks. Through its SYSTIMAX(R) SolutionsTM and Uniprise SolutionsTM brands CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the world's largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

FORWARD-LOOKING STATEMENTS
--------------------------
This press release contains forward-looking statements regarding, among other things, the business position, plans, transition, outlook, revenues, margins, accretion, earnings, global manufacturing initiatives, synergies and other financial items relating to CommScope, and integration and restructuring plans related to CommScope's acquisition of substantially all of the assets and certain liabilities of Connectivity Solutions ("the acquisition") that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. These forward-looking statements are identified by the use of certain terms and phrases, including but not limited to, "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes," "think," "thinks" and "scheduled" and similar expressions. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, the challenges of executing the global manufacturing initiatives; delays or challenges related to removing, transporting or reinstalling equipment; the challenges of integration and restructuring associated with the acquisition of Connectivity Solutions or any future acquisition or restructuring, including cost reduction plans at CSMI's Omaha, Nebraska facility; the challenges of achieving anticipated synergies; the ability to retain qualified employees and existing business alliances; maintaining satisfactory relationships with represented employees; customer demand for our products, applications and services; expected demand from major domestic MSOs; telecommunications industry capital spending; ability to maintain successful relationships with our major distributors; industry consolidation; ability of our customers to secure adequate financing to fund their infrastructure projects or to pay us; changes or fluctuations in global business conditions; competitive pricing and acceptance of our products; changes in cost and availability of key raw materials, especially those that are available only from limited sources; consolidation among our suppliers; ability to recover higher material and transportation costs from our customers through price increases; possible future impairment charges for goodwill and other long-lived assets; industry competition and the ability to retain customers; possible production disruption due to supplier bankruptcy, reorganization or restructuring; variability in our effective tax rate; our ability to obtain financing and capital on commercially reasonable terms; covenant restrictions and our ability to comply with covenants in our debt agreements; successful operation of our vertical integration activities; successful expansion and related operation of our facilities; achievement of sales, growth and earnings goals; ability to achieve reductions in costs; ability to retain and attract key personnel; developments in technology; intellectual property protection; product performance issues and associated warranties; adequacy and availability of insurance; regulatory changes affecting us or the industries we serve; any changes required by the Securities and Exchange Commission in connection with its review of our public filings; authoritative changes in generally accepted accounting principles by standard-setting bodies; environmental remediation issues; terrorist activity or armed conflict; political instability; major health concerns and other factors; and any statements of belief and any statements of assumptions underlying any of the foregoing. For a more complete description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission, which are available on CommScope's website or at www.sec.gov. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.


CONTACTS:
PHIL ARMSTRONG              BETSY LAMBERT, APR
INVESTOR RELATIONS          MEDIA RELATIONS
(828) 323-4848              (828) 323-4873


                                                  COMMSCOPE, INC.
                                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  Three Months Ended           Nine Months Ended
                                                                     September 30,                September 30,
                                                             ---------------------------    -------------------------
                                                                2005             2004          2005           2004
                                                             ------------   ------------    ----------    -----------

Net sales                                                      $ 345,613      $ 309,090     $ 991,378      $ 857,100
                                                             ------------   ------------    ----------    -----------
Operating costs and expenses:
   Cost of sales                                                 251,077        231,101       736,071        669,550
   Selling, general and administrative                            51,260         51,510       159,158        139,237
   Research and development                                        6,789          7,397        22,996         20,408
   In-process research and development charges                         -             90             -          3,984
   Acquisition-related transition and startup costs                    -            215             -          8,196
   Restructuring costs                                            16,553              -        20,128              -
                                                             ------------   ------------    ----------    -----------
       Total operating costs and expenses                        325,679        290,313       938,353        841,375
                                                             ------------   ------------    ----------    -----------

Operating income                                                  19,934         18,777        53,025         15,725
Other income (expense), net                                          179            603          (490)          (282)
Loss on early extinguishment of debt                                   -              -             -         (5,029)
Interest expense                                                  (1,975)        (2,133)       (6,342)        (7,332)
Interest income                                                    1,286            810         3,434          1,734
                                                             ------------   ------------    ----------    -----------

Income before income taxes, equity in losses of OFS
   BrightWave, LLC and net gain on OFS BrightWave, LLC
   transaction                                                    19,424         18,057        49,627          4,816
Income tax benefit (expense)                                      (7,902)        (2,974)      (16,267)         2,967
                                                             ------------   ------------    ----------    -----------

Income before equity in losses of OFS BrightWave, LLC
   and net gain on OFS BrightWave, LLC transaction                11,522         15,083        33,360          7,783
Equity in losses of OFS BrightWave, LLC, net of tax                    -              -             -         (1,393)
Net gain on OFS BrightWave, LLC transaction, net of tax                -              -             -         76,437
                                                             ------------   ------------    ----------    -----------
Net income                                                     $  11,522      $  15,083     $  33,360      $  82,827
                                                             ============   ============    ==========    ===========

Net income per share:
   Basic                                                       $    0.21      $    0.28     $    0.61      $    1.42
   Assuming dilution (a)                                       $    0.18      $    0.23     $    0.52      $    1.24

Weighted average shares outstanding:
   Basic                                                          54,821         54,018        54,632         58,335
   Assuming dilution (a)                                          67,746         67,231        67,496         67,791


(a) Calculation of net income per share, assuming dilution:
       Net income (basic)                                      $  11,522      $  15,083     $  33,360      $  82,827
       Convertible debt add-back (b)                                 629            665         1,887          1,377
                                                             ------------   ------------    ----------    -----------
            Numerator (assuming dilution)                      $  12,151      $  15,748     $  35,247      $  84,204
                                                             ============   ============    ==========    ===========

       Weighted average shares (basic)                            54,821         54,018        54,632         58,335
       Dilutive effect of:
         Stock options (c)                                         1,431          1,719         1,370          1,486
         Convertible debt (b)                                     11,494         11,494        11,494          7,970
                                                             ------------   ------------    ----------    -----------
            Denominator (assuming dilution)                       67,746         67,231        67,496         67,791
                                                             ============   ============    ==========    ===========

(b) In March 2004, the Company issued $250 million of 1% convertible senior subordinated debentures, which are convertible into shares of common stock at a conversion rate of 45.9770 shares per $1,000 principal amount representing a conversion price of $21.75 per share. These debentures are convertible into shares of CommScope common stock under specific circumstances as described in the Company's Form 10-K for the year ended December 31, 2004.

(c) Options to purchase approximately 1.9 million and 0.6 million common shares were excluded from the computation of net income per share, assuming dilution, for the three months ended September 30, 2005 and 2004, respectively, and options to purchase approximately 3.0 million and 0.7 million common shares were excluded from the computation of net income per share, assuming dilution, for the nine months ended September 30, 2005 and 2004, respectively, because they would have been antidilutive.


                                        COMMSCOPE, INC.
                             CONDENSED CONSOLIDATED BALANCE SHEETS
                         (UNAUDITED -- IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                       September 30,     December 31,
                                                                           2005              2004
                                                                       --------------   ---------------
                                            ASSETS
Cash and cash equivalents                                                $   135,716       $    99,631
Short-term investments                                                        78,578            77,620
                                                                         ------------      ------------
       Total cash, cash equivalents and short-term investments               214,294           177,251

Accounts receivable, less allowance for doubtful accounts of
   $14,785 and $12,761, respectively                                         169,039           122,612
Inventories                                                                  120,529           108,342
Prepaid expenses and other current assets                                     26,419            13,244
Deferred income taxes                                                         28,325            26,644
                                                                         ------------      ------------
       Total current assets                                                  558,606           448,093

Property, plant and equipment, net                                           265,164           311,453
Goodwill                                                                     151,359           151,384
Other intangibles, net                                                        73,058            82,315
Deferred income taxes                                                         14,537            17,341
Other assets                                                                  17,789            19,993
                                                                         ------------      ------------

       Total Assets                                                      $ 1,080,513       $ 1,030,579
                                                                         ============      ============

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                         $    73,110       $    52,898
Other accrued liabilities                                                     89,758            90,775
Current portion of long-term debt                                             13,000            13,000
                                                                         ------------      -------------
       Total current liabilities                                             175,868           156,673

Long-term debt                                                               287,550           297,300
Pension and postretirement benefit liabilities                                90,123            90,620
Other noncurrent liabilities                                                  32,967            36,523
                                                                         ------------      ------------
       Total Liabilities                                                     586,508           581,116

Commitments and contingencies

Stockholders' Equity:
   Preferred stock, $.01 par value; Authorized shares:  20,000,000;
     Issued and outstanding shares:  None at September 30, 2005 and
     December 31, 2004                                                             -                 -
   Common stock, $.01 par value; Authorized shares:  300,000,000;
     Issued shares, including treasury stock: 65,204,203 at
     September 30, 2005 and 64,687,745 at December 31, 2004;
     Issued and outstanding shares: 55,004,203 at September 30, 2005
     and 54,487,745 at December 31, 2004                                         652               647
   Additional paid-in capital                                                440,542           432,839
   Retained earnings                                                         200,070           166,710
   Accumulated other comprehensive loss                                       (1,724)           (5,198)
   Treasury stock, at cost: 10,200,000 shares at September 30, 2005
     and December 31, 2004                                                  (145,535)         (145,535)
                                                                         ------------      ------------
       Total Stockholders' Equity                                            494,005           449,463
                                                                         ------------      ------------

       Total Liabilities and Stockholders' Equity                        $ 1,080,513       $ 1,030,579
                                                                         ============      ============

                                 COMMSCOPE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (UNAUDITED -- IN THOUSANDS)

                                                                  Nine Months Ended
                                                                    September 30,
                                                             -----------------------------
                                                                  2005            2004
                                                             -------------   -------------
OPERATING ACTIVITIES:
Net income                                                    $    33,360     $    82,827
Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization                                  45,469          45,161
    In-process research and development charges                         -           3,984
    Gain on OFS BrightWave, LLC transaction, pretax                     -        (132,425)
    Impairment of note receivable from OFS BrightWave,
       LLC, pretax                                                      -          11,098
    Equity in losses of OFS BrightWave, LLC, pretax                     -           2,258
    Accelerated vesting of stock options                              226               -
    Restructuring costs related to fixed asset impairment          17,034               -
    Deferred income taxes                                           1,638          24,082
    Tax benefit from stock option exercises                         1,049           1,991
    Changes in assets and liabilities                             (42,995)         59,142
                                                             -------------   -------------
Net cash provided by operating activities                          55,781          98,118

INVESTING ACTIVITIES:
    Additions to property, plant and equipment                    (16,350)         (7,753)
    Acquisition of Connectivity Solutions                             653        (260,418)
    Net proceeds from short-term investments                         (958)         37,095
    Proceeds from disposal of fixed assets                          1,706           3,926
                                                             -------------   -------------
Net cash used in investing activities                             (14,949)       (227,150)

FINANCING ACTIVITIES:
    Proceeds from issuance of long-term debt                            -         100,000
    Principal payments on long-term debt                           (9,750)        (38,750)
    Proceeds from issuance of convertible debentures                    -         250,000
    Repayment of convertible notes                                      -        (172,500)
    Long-term financing costs                                        (306)        (10,730)
    Proceeds from exercise of stock options                         6,402          10,907
                                                             -------------   -------------
Net cash provided by (used in) financing activities                (3,654)        138,927

Effect of exchange rate changes on cash                            (1,093)             18
                                                             -------------   -------------

Change in cash and cash equivalents                                36,085           9,913
Cash and cash equivalents, beginning of period                     99,631         110,358
                                                             -------------   -------------
Cash and cash equivalents, end of period                     $    135,716     $   120,271
                                                             =============   =============

                                     COMMSCOPE, INC.
                  SALES AND OPERATING INCOME BY REPORTABLE SEGMENT (d)
                                (UNAUDITED -- IN MILLIONS)

                                          Three Months Ended          Nine Months Ended
                                            September 30,               September 30,
                                       ------------------------    ------------------------
                                          2005          2004          2005          2004
                                       -----------   ----------    -----------   ----------
Net Sales:
   Enterprise                          $    167.9    $   168.6     $    499.4    $   438.4
   Broadband                                122.3        108.3          340.3        311.9
   Carrier                                   55.6         32.6          153.4        108.1
   Inter-segment eliminations                (0.2)        (0.4)          (1.7)        (1.3)
                                       -----------   ----------    -----------   ----------

Consolidated Net Sales                 $    345.6    $   309.1     $    991.4    $   857.1
                                       ===========   ==========    ===========   ==========

Operating Income (Loss):
   Enterprise                          $      5.7    $    25.5     $     36.8    $    23.8
   Broadband                                 13.9          7.1           26.2         23.0
   Carrier                                    0.3        (13.8)         (10.0)       (31.1)
                                       -----------   ----------    -----------   ----------
Consolidated Operating Income          $     19.9    $    18.8     $     53.0    $    15.7
                                       ===========   ==========    ===========   ==========

(d) During the first quarter of 2005, as a result of the continued integration of the Connectivity Solutions business into the Company's global operations and financial reporting systems, management changed the reportable segments used to evaluate the Company's results of operations, as described in the Company's Form 10-Q for the period ended March 31, 2005. Results for the three and nine months ended September 30, 2004, which include the results of the Connectivity Solutions business for the period from February 1, 2004 through September 30, 2004, have been restated to conform to the new reportable segments.

                                 COMMSCOPE
            RECONCILIATION OF GAAP EARNINGS TO ADJUSTED EARNINGS
                       THIRD QUARTER 2005 (UNAUDITED)

                                                       EARNINGS       DILUTED
                                                         ($M)           EPS
                                                       --------       -------


GAAP EARNINGS REPORTED                                  $11.5          $0.18

Special items:
     Restructuring costs                                $10.7          $0.16
     Employee benefit adjustment                        ($1.7)        ($0.02)
     Deferred tax valuation allowance                    $2.2          $0.03
                                                        -----          -----

ADJUSTED EARNINGS (MAY NOT ADD DUE TO ROUNDING)         $22.7          $0.34
                                                        =====          =====

CommScope management believes that presenting earnings information excluding special after-tax items noted above, principally restructuring costs relating to the previously announced global manufacturing initiatives, provides meaningful information to investors because the adjusted results eliminate special charges which are not related to CommScope's ongoing operations, and therefore allows investors to more easily compare period to period.